FOR IMMEDIATE RELEASE
June 2, 2008
For further information contact:
Kevin J. Lynch
Chairman, President and Chief Executive Officer
Oritani Financial Corp.
(201) 664-5400


                       ORITANI FINANCIAL CORP. ANNOUNCES A
                          SHARE REPURCHASE PROGRAM FOR
                          10% OF ITS OUTSTANDING SHARES

Township of Washington,  N.J., June 2, 2008 - Oritani  Financial Corp.  (Nasdaq:
ORIT) (the "Company"), the holding company for Oritani Savings Bank, today announced that its Board of Directors has authorized the repurchase of up to 10% of its publicly-held shares of common stock, or 1,297,668 shares.

"We are pleased to announce the first stock repurchase program in the Company's history and we are committed to enhancing stockholder value," said Kevin J. Lynch, Chairman, President and Chief Executive Officer.

Oritani Financial Corp. will repurchase the shares from time to time for cash in open market transactions or in privately negotiated transactions in accordance with applicable federal securities laws.

About Oritani Financial Corp.

Oritani Financial Corp. is the holding company for Oritani Savings Bank, a savings bank offering a full range of retail and commercial loan and deposit products. Oritani Savings Bank is dedicated to providing exceptional personal service to their individual and business customers. The Bank currently operates its main office and 18 full service branches in the New Jersey Counties of Bergen, Hudson and Passaic. For additional information about Oritani Savings Bank, please visit www.oritani.com.


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